Exhibit 99.1

Microsoft Executive Elizabeth Hamren Joins LegalZoom Board of Directors

Hamren Brings Experience in Subscription-Service Marketing and Product Development to the Board

GLENDALE, Calif.—August 3, 2021 – LegalZoom.com, Inc. (NASDAQ: LZ), the leading online platform for legal and compliance services, has appointed Elizabeth (Liz) Hamren, corporate vice president for gaming experiences and platforms at Microsoft, to its board of directors.

LegalZoom, which completed its initial public offering in June 2021, has added independent members to its board of directors in recent months. Hamren brings to the board an extensive background in engineering, product management, marketing and operations for subscription-based technology products. For the past three years, she has led product and engineering for Xbox consumer products and services, including the flagship Xbox Game Pass subscription service, Xbox hardware and platform software, and PC experiences. Before Gaming, she led marketing and business for Microsoft devices.

Prior to her role at Microsoft, Hamren led global marketing and sales for Oculus at Facebook and launched the industry-defining Oculus Rift virtual reality headset. She also ran marketing, subscriptions, and direct sales for Dropcam, growing its user base by 10x before the company was sold to Google/Nest. Earlier in her career, Hamren held product and marketing leadership positions at public and private companies including Plantronics, Jawbone and OQO.

“Liz brings a wealth of relevant experience to our board and will be a tremendous resource as we continue to grow our customer base and expand our products and services for small business owners and aspiring entrepreneurs,” said LegalZoom CEO Dan Wernikoff. “She has first-hand experience launching and scaling some of the most popular consumer technology and subscription-based services in the world. I’m excited to work with her as we continue our growth and fulfill our mission to democratize law.”

“I’m inspired by LegalZoom’s mission to make legal services more affordable and accessible to entrepreneurs and individuals who want legal protections for themselves and their families,” Hamren said. “I am eager to work alongside Dan and the other directors to guide the company’s continued success and bring my experience and perspective to further the LegalZoom mission.”

In addition to her executive leadership roles, Hamren has served on the boards of Owl Cameras, Plume Design, SNUPI Technologies and Cozi. She has a BSE in Civil Engineering and Operations Research from Princeton University and an MBA from Harvard Business School.

About LegalZoom

LegalZoom is a leading online platform for legal and compliance solutions in the United States that is on a mission to democratize law. LegalZoom operates across all 50 states and over 3,000 counties in the United States and has more than 20 years of experience navigating complex regulations and simplifying the legal and compliance process for its customers. Driven by its core value that every business deserves the full protection of the legal system and a simple way to stay compliant with it, LegalZoom helps its customers form and protect their businesses, their ideas and families. In 2020, 10% of all new LLCs and 5% of all new corporations in the United States were formed through LegalZoom, enabling small business owners to apply their energy and passion to their businesses instead of the legal and regulatory complexity required to operate them. In addition to business formations, LegalZoom offers ongoing compliance and tax advice, trademark and copyright filings and estate planning documents to protect small businesses and the families that create them.

Contact

Allison+Partners

Alexandra Gardell Kreuter

press@legalzoom.com